PRESS RELEASE Contact: U-Store-It Trust Robert J. Amsdell Chairman & Chief Executive Officer (440) 234-0700	Investors/Media: The Ruth Group Stephanie Carrington / Guy Gresham (646) 536-7017 / 7028 scarrington@theruthgroup.com ggresham@theruthgroup.com
U-Store-It Trust Announces Resignation of President and CFO and
Appointment of Interim CFO
Cleveland, OH, April 10, 2006 — U-Store-It Trust (NYSE: YSI), a self-administered and self-managed real estate investment trust focused primarily on self-storage facilities, announced today the resignation of Steven G. Osgood, President and Chief Financial Officer. Mr. Osgood will leave to pursue other opportunities as of April 20, 2006. The Company will conduct a search for a replacement. Tedd D. Towsley, Vice President and Treasurer, has been named interim Chief Financial Officer.
Robert J. Amsdell, Chairman and Chief Executive Officer, stated, “I have enjoyed working with Steve for the last thirteen years. He has been a valuable part of our success as we expanded our self-storage facility portfolio and generated strong sequential revenue growth. We wish Steve well with his future endeavors.”
Mr. Osgood said, “U-Store-It has a broad and experienced staff in its accounting and acquisition departments, which is well-equipped to handle this transition. I would like to thank my colleagues at U-Store-It for the opportunity to be part of the Company’s expansion.”
About U-Store-It Trust
U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2006 Self-Storage Almanac, U-Store-It Trust is one of the top five owners and operators of self-storage facilities in the United States.
Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange

Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.
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